Statement of Ratios
Ratio of Earnings to Fixed Charges

	Three months ended March 31,	Year ended December 31,
	2013	2012	2011	2010
Earnings:
Net loss attributable to
common stockholders	$(4,179,650)	$(614,530)	$(8,495,423)	$(766,199)
Add:
Fixed charges	1,141,935	2,504,679	1,514,580	15,064
Less:
Net loss attributable to non-controlling interest	(61,486)	—	—	—
Total earnings	$(3,099,201)	$1,890,149	$(6,980,843)	$(751,135)

Fixed charges:
Interest expense	$1,004,174	$2,310,667	$1,450,101	$15,064

Amortization of deferred loan costs related to mortgage indebtedness	137,761	194,012	64,479	—
Total fixed charges	$1,141,935	$2,504,679	$1,514,580	$15,064

Ratio of earnings to fixed charges	(1)	(1)	(1)	(1)

(1)
The computation of our ratios of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges by approximately $615,000 and $8.5 million for the twelve months ended December 31, 2012 and 2011, respectively, and approximately $4.2 million for the three months ended March 31, 2013. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to fixed charges is not a meaningful measure for any period prior to 2011.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

	Three months ended March 31,	Year ended December 31,
	2013	2012	2011	2010
Earnings:
Net loss attributable to
common stockholders	$(4,179,650)	$(614,530)	$(8,495,423)	$(766,199)
Add:
Combined fixed charges and preferred dividends (see below)	2,192,450	2,955,485	1,514,580	15,064
Less:
Net loss attributable to non-controlling interest	(61,486)	—	—	—
Total earnings	$(2,048,686)	$2,340,955	$(6,980,843)	$(751,135)

Fixed charges:
Interest expense	$1,004,174	$2,310,667	$1,450,101	$15,064

Amortization of deferred loan costs related to mortgage indebtedness	137,761	194,012	64,479	—
Total fixed charges	$1,141,935	$2,504,679	$1,514,580	$15,064

Preferred dividends	1,050,515	450,806	—	—

Total combined fixed charges and preferred dividends	$2,192,450	$2,955,485	$1,514,580	$15,064

Ratio of earnings to combined fixed charges and preferred dividends	(1)	(1)	(1)	(1)

(1)
The computation of our ratios of earnings to combined fixed charges and preferred stock dividends indicates that earnings were inadequate to cover combined fixed charges and preferred stock dividends by approximately $615,000 and $8.5 million for the twelve months ended December 31, 2012 and 2011, respectively, and approximately $4.2 million for the three months ended March 31, 2013. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to combined fixed charges and preferred stock dividends is not a meaningful measure for any period prior to 2011.